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                     May 15, 2020

       Todd Larson
       Senior Executive Vice President & Chief Financial Officer
       REINSURANCE GROUP OF AMERICA INC
       16600 Swingley Ridge Road
       Chesterfield, Missouri 63017

                                                        Re: REINSURANCE GROUP
OF AMERICA INC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-11848

       Dear Mr. Larson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance